                       Securities and Exchange Commission
                             Washington, D.C. 20547
                         ------------------------------

                                 SCHEDULE 14D-9
                                 (RULE 14d-101)

          SOLICITATION/RECOMMENDATION STATEMENT UNDER SECTION 14(d)(4)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. __)

                              SHELTER PROPERTIES II
--------------------------------------------------------------------------------
                            (Name of Subject Company)

                              SHELTER PROPERTIES II
--------------------------------------------------------------------------------
                      (Name of Person(s) Filing Statement)

                            Limited Partnership Units
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                      None
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                                 Patrick J. Foye
                            Executive Vice President
                   Apartment Investment and Management Company
                           Colorado Center, Tower Two
                   2000 South Colorado Boulevard, Suite 2-1000
                             Denver, Colorado 80222
                                 (303) 757-8101
--------------------------------------------------------------------------------
      (Name, Address, and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of the Person(s) Filing Statement)

                                   Copies to:
                                Gregory M. Chait
                                  Robert Barker
                     Powell, Goldstein, Frazer & Murphy LLP
                           191 Peachtree Street, N.E.
                                 Sixteenth Floor
                             Atlanta, Georgia 30303
                                 (404) 572-6600

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.



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         The information in the Offer to Purchase of AIMCO Properties, L.P.,
dated May 13, 2002 (the "Offer"), and Letter to Limited Partners, dated May 13, 2002, is incorporated herein by reference in answer to all of the Items of this
Schedule 14D-9 except as otherwise set forth below:

Item 2.  Identity and Background of Filing Person.

         This Schedule 14D-9 is being filed by Shelter Properties II, (the "Registrant"), a South Carolina limited partnership. The managing general partner of the Registrant is Shelter Realty II Corporation which is a wholly owned subsidiary of AIMCO Properties, L.P. The Registrant's business address is Colorado Center, Tower Two, 2000 South Colorado Boulevard, Suite 2-1000, Denver, Colorado 80222, and its telephone number is (303) 757-8101. The title of the class of equity securities to which this statement relates are the units of limited partnership interest of the Registrant.

Item 9.  Exhibits.

         (a) Offer to Purchase of AIMCO Properties, L.P. for Units of Limited Partnership Interest of Shelter Properties II, (Exhibit 1 to Schedule TO of AIMCO Properties, L.P., dated May 13, 2002, is incorporated herein by reference).

         (b) Letter to Limited Partners of Shelter Properties II, dated May 13, 2002 (Exhibit 4 to Schedule TO of AIMCO Properties, L.P., dated May 13, 2002, is incorporated herein by reference).




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                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 13, 2002


                           SHELTER PROPERTIES II

                           By:      SHELTER REALTY II CORPORATION
                                    (General Partner)

                           By:           /s/ Patrick J. Foye
                               ----------------------------------------------
                                Executive Vice President


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                                  EXHIBIT INDEX


        EXHIBIT
        NUMBER    DESCRIPTION
        -------   -----------

         (a)      Offer to Purchase of AIMCO Properties, L.P. for Units of
                  Limited Partnership Interest of Shelter Properties II,
                  (Exhibit 1 to Schedule TO of AIMCO Properties, L.P., dated May
                  13, 2002, is incorporated herein by reference).

         (b)      Letter to Limited Partners of Shelter Properties II, dated May
                  13, 2002 (Exhibit 4 to Schedule TO of AIMCO Properties, L.P., dated May 13, 2002, is incorporated herein by reference).